EXHIBIT 10.2

ADVISORY AGREEMENT

This Advisory Agreement (the “Agreement”) is made and entered into as of this 5th day of October 2020 (“Effective Date”) by and between Cosmos Holdings, Inc. (the “Company”), having its principal place of business at 141 West Jackson, Blvd, Suite 4236, Chicago, IL 60604 and PGS Ventures B.V an Amsterdam Corporation (“Advisor”) having its principal place of business at Valkenburgerstraat, 188B, Amsterdam, Nord Holland NC 1011.

RECITALS

WHEREAS, the Company desires to obtain independent advisory and consulting services in connection with its business;

WHEREAS, the Advisor is engaged in the business of providing advisory services and advising companies in connection with their business as hereinafter set out; and

WHEREAS, the Company desires to engage Advisor to perform certain consulting services for it, and Advisor desires to perform consulting services for the Company, subject to the terms and conditions of this Agreement.

WHEREAS, the Company and Advisor here agree that this Agreement hereby replaces in its entirety the agreement entered into on October_5, 2020 by and between the Company and the Advisor.

NOW THEREFORE, for the mutual promises contained herein, the parties hereto agree as follows:

AGREEMENT

1. ENGAGEMENT BY ADVISOR. The Company hereby engages Advisor and Advisor hereby agrees to hold himself available to render, and to render at the reasonable request of the Company, independent advisory and consulting services for the Company to the best of his ability (the “Services”), upon the terms and conditions hereinafter set forth.

A. Duties. Advisor shall perform those services as reasonably requested by the Company from time to time, including but not limited to the Services described herein. Advisor shall devote Advisor's commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Advisor shall also make himself available to answer questions, provide advice and provide Services to the Company upon reasonable request and notice from the Company. It is mutually understood that the Advisor shall not be accountable for operational duties.

B. Responsibilities. Assist with the strategic analysis of the Company’s business objectives and specific advice on balancing these objectives with the expectations of the US capital markets.

C. Scope of Work.

1. Capital Market Advisory - Provide capital market advisory services, enabling the Company to better achieve its financial goals.

2. Corporate Director - Upon election, Peter Goldstein, the Managing Partner of the Advisor, shall serve the Company as a member of the Board of Directors and shall at all times comply with the lawful and reasonable directions of the Board.

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3. Financing Services

a) Using its reasonable efforts to identify and introduce the Company to prospective financial investors, senior lenders, strategic corporate investors, acquirers of assets, merger partners and/or other sources of capital (“Transaction”);

b) Evaluating Transaction proposals on behalf of the Company and providing guidance with respect to the Transaction structure and valuation;

c) Assisting in any discussions or negotiations of any Transaction, as requested by the Company; and

d) Working with the Company and its professionals in closing any Transaction as deemed appropriate and necessary.

4. Merger and Acquisition Services

a) Using its reasonable efforts in identifying and introducing the Company to prospective acquisition candidates, including target acquisitions, potential acquirors of the Company, merger partners and strategic partners (collectively, “Targets”);

b) Providing advice and assistance in connection with structuring and negotiating of any merger or acquisition;

c) Performing financial, strategic and valuation analyses of Targets, whether proposed by the Advisor or the Company; and

d) Working with the Company and its professionals in closing any Merger or Acquisition as deemed appropriate and necessary.

5. Organizational Meetings

a) Biweekly Organizational meetings with the “working” team Meeting to review developments, discuss any potential challenges and establish action steps, results, timelines and responsibilities;

b) Board Meetings on a quarterly basis or as otherwise requested by the Chairman of the Board; and

c) In person Meetings as requested by the Company management.

2. TERM. The term of this Agreement shall commence upon execution of this Agreement and shall continue for twelve (12) months thereafter unless or otherwise terminated pursuant to the terms of this Agreement or otherwise extended by agreement of both parties.

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3. COMPENSATION. The Company agrees to compensate the Consultant in the following manner as consideration of the Services to be rendered hereunder:

a) A monthly fee of $5,000 per month payable commencing at the start of the first full month following the completion of the Company’s NEO listing., unless otherwise agreed by both parties;

b) ; and

c) The Company shall promptly reimburse Advisor for any pre-approved costs and expenses incurred by Advisor in connection with any Services specifically requested by Company and performed by Advisor pursuant to the terms of the Agreement.

d) For any financing consummated by investors introduced to the Company by the Advisor, at the closing of each such Transaction, the Company shall pay to the Advisor five (5%) percent of the total Consideration of the Transaction payable by wire transfer;

e) For any merger and acquisition Transaction consummated by target company’s introduced to the Company whereby the Advisor participates in the selection, structuring, negotiation, due diligence and project management, at the closing of each such Transaction , the Company shall pay three (3%) percent of the total Consideration of the Transaction payable by wire transfer;

f) For any merger and acquisition and/or Strategic Partnership Transaction consummated by target company' s which are screened, qualified and introduced to the Company by the Advisor, at the closing of each such Transaction, the Company shall pay the Advisor Group three (3%) percent of the total Consideration of the Transaction payable by wire transfer.

4. INDEPENDENT CONTRACTOR.

It is expressly agreed that Advisor is acting as an independent contractor in performing its services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Advisor. Advisor shall be responsible for all applicable federal, state and other taxes related to Advisor's compensation hereunder and Company shall not withhold or pay any such taxes on behalf of Advisor, including without limitation social security, federal, state and other local income taxes, unless required to do so by law or notice from any federal or state taxing authority. Since Advisor is acting solely as an independent contractor under this Agreement, Advisor shall not be entitled to insurance or other benefits normally provided by Company to its employees. While the foregoing duties and responsibilities of Advisor may in a technical legal sense cause Advisor to be deemed an agent of Company, Advisor shall have no authority to, nor shall he in any way attempt to, bind the Company to any agreements nor be responsible for its operations.

5. ASSIGNMENT.

This Agreement is being entered into in reliance upon and in consideration of the singular skill and qualifications of Advisor. Neither Advisor nor the Company shall voluntarily, or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to terms of this Agreement without the prior written consent of the other party, except that Company may assign this Agreement to its parent or any successor without the prior written consent of Advisor which shall be considered given by Advisor’s entry into this Agreement. Except as aforesaid, any attempt at assignment or transfer by either party of its obligations hereunder, without such consent, shall be null and void.

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6. PROPRIETARY INFORMATION; WORK PRODUCT; NON-DISCLOSURE.

A. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, processes, know-how, formulae, databases, computer programs, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company's business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company are hereinafter referred to as “Proprietary Information”

B. General Restrictions on Use. Advisor agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises and/or control any Proprietary Information (or remove from the control of Company any other property of Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out Advisor's responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which Advisor can show was rightfully in Advisor's possession at the time of disclosure by Company; (y) information which Advisor can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

C. Ownership of Work Product. All Work Product as defined hereinafter shall be considered work(s) made by Advisor for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Advisor agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. "Work Product" shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Advisor's work or delivered by Advisor in the course of performing that work.

7. TERMINATION. This Agreement may be terminated on the occurrence of any one of the following events:

A. The expiration of the Term hereof.

B. Any material acts or events which inhibit Advisor from fully performing its responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Advisor's lack of honesty or Advisor's moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

8. DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY.

The obligations of the Advisor described in this Agreement consist solely of the furnishing of information and advice to the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Advisor hereunder, shall be those of the Company or such affiliates and Advisor shall under no circumstances be liable for any expenses incurred or loss suffered by the Company as a consequence of such decisions.

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9. GENERAL PROVISIONS.

A. Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the Netherlands, Nord Holland. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

B. Attorneys' Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

C. Complete Agreement. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

D. Binding. Except as aforesaid, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

E. Notices. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex or telecopied, addressed as follows:

If to Company:

141 West Jackson Blvd.

Suite 4236

Chicago, IL 60604

If to Advisor

Valkenburgerstraat, 188B

Amsterdam, Nord Holland NC 1011

All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the address appearing herein, and shall count from the date of mailing or the validated air bill.

F. Unenforceable Terms. Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

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G. Execution in Counterparts. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

H. Further Assurance. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

I. Miscellaneous Provisions. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

J. Entire Agreement. This Agreement, together with the documents and exhibits referred to herein, embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement, or as subsequently set forth in writing, signed by the duly authorized representatives of all of the parties hereto. This agreement, when executed shall supersede and render null and void any and all preceding oral or written understandings and agreements.

K. No Oral Change; Waiver. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

10. INDEMNIFICATION.

Both Parties shall indemnify, defend and hold the other party harmless against any and all claims, loss, cost, liability, or expense (including, without limitation, reasonable attorneys’ fees and costs) incurred, sustained and/or paid by either party arising out of (i) any breach by either party of any of its representations, warranties or covenants made under or in connection with this Agreement, or (ii) the gross negligence or willful misconduct of either party in its performance under this Agreement.

11. WARRANTIES AND REPRESENTATIONS.

Advisor’s advisory services are provided on a best efforts basis and are based on his personal experience and expertise. There are no guarantees, warranties or representations of any kind that Advisor's advice or services will produce any specific results for the benefit of the Company. Actual results may substantially and materially differ from those suggested by Advisor. Advisor represents and warrants to Company that (a) he is under no contractual restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of his duties and the covenants hereunder, and (b) he is under no physical or mental disability that would interfere with his keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”	“ADVISOR”

Cosmos Holdings, Inc.	PGS Ventures B.V.

/s/ Greg Siokas	/s/ Peter Goldstein
Name: Greg Siokas	Name: Peter Goldstein
Title: Chief Executive Officer	Title: Director

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